Exhibit 99.1

Annaly Capital Management Announces Management Promotions and Board Positions

NEW YORK--(BUSINESS WIRE)--November 5, 2012--Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) today announced that its Board of Directors has appointed Wellington J. Denahan-Norris as Chairman of the Board and Chief Executive Officer of the Company. Ms. Denahan-Norris co-founded the Company with Michael A.J. Farrell in 1996 and has served as Vice Chairman of the Board since that time. Prior to becoming Co-Chief Executive Officer on October 8, 2012, Ms. Denahan-Norris was Chief Operating Officer and Chief Investment Officer of the Company.

The Board has also appointed Kevin G. Keyes to serve as a member of the Annaly Board of Directors, Rose-Marie Lyght to serve as Co-Chief Investment Officer of the Company and Kristopher Konrad to serve as Co-Chief Investment Officer of the Company. Mr. Keyes was appointed President of the Company on October 8, 2012. Mr. Keyes was previously Chief Strategy Officer, Head of Capital Markets and Managing Director of the Company. Mr. Keyes joined the Company in September 2009 following a 20 year career in both Investment Banking and Capital Markets, most recently serving in various senior roles at Bank of America Merrill Lynch. Ms. Lyght was previously a Managing Director of the Company and Chief Investment Officer of Fixed Income Discount Advisory Company, a wholly owned subsidiary of the Company. Ms. Lyght was employed by the Company in April 1999. Mr. Konrad was previously a Managing Director and Head Portfolio Manager of the Company. Mr. Konrad was employed by the Company in October 1997.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities for purchase; the availability of financing and, if available, the terms of any financings; changes in the market value of our assets; changes in business conditions and the general economy; our ability to consummate any contemplated investment opportunities; risks associated with the businesses of our subsidiaries, including the investment advisory business of our wholly-owned subsidiaries, including: the removal by clients of assets managed, their regulatory requirements, and competition in the investment advisory business; risks associated with the broker-dealer business of our wholly-owned subsidiary; changes in government regulations affecting our business; our ability to maintain our qualification as a REIT for federal income tax purposes; and our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations, 888-8Annaly